for immediate release
Nicole Christian
(650) 849-1649

Essex Announces Third Quarter 2009 Earnings Results

Palo Alto, California—November 3, 2009—Essex Property Trust, Inc. (NYSE:ESS) announces its third quarter 2009 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended September 30, 2009, totaled $50.8 million, or $1.69 per diluted share compared to $42.1 million, or $1.51 per diluted share for the quarter ended September 30, 2008.  The Company’s FFO, excluding non-recurring items, totaled $38.0 million, or $1.26 per diluted shared for the quarter ended September 30, 2009, compared to $42.3 million, or $1.52 per diluted share for the quarter ended September 30, 2008.

A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Supplemental Financial Information package.  The following non-recurring items impacted the Company’s third quarter results for 2009 and 2008:

•	In 2009, the Company repurchased $81.9 million of its Series G Cumulative Convertible Preferred Stock at a $23.9 million discount to its carrying value.
•	In 2009, the Company wrote-off development costs totaling $6.7 million related to two land parcels that will no longer be developed by the Company.
•	In 2009, the Company elected to cancel the Outperformance Plan and wrote-off $3.8 million in unamortized costs related to the Plan.
•	In 2009, the Company recorded $0.6 million in additional loan loss reserves related to a note receivable secured by an apartment community in the Portland Metro area.
•	In 2008, the Company wrote-off $0.2 million in loan costs related to the sale of an apartment community.

Net income available to common stockholders for the quarter ended September 30, 2009 totaled $21.7 million, or $0.74 per diluted share, compared to net income available to common stockholders of $11.4 million, or $0.45 per diluted share, for the quarter ended September 30, 2008.

Same-Property Operations

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the three and nine months ended September 30, 2009 compared to September 30, 2008:

	Q3 2009 compared to Q3 2008			YTD 2009 compared to YTD 2008
	Revenues	Expenses	NOI	Revenues	Expenses	NOI
Southern California	-3.9%	3.6%	-7.5%	-2.4%	1.9%	-4.4%
Northern California	-4.6%	-1.8%	-6.1%	0.0%	-3.3%	1.8%
Seattle Metro	-7.3%	2.8%	-13.0%	-1.5%	4.0%	-4.4%
Same-property average	-4.7%	1.8%	-8.0%	-1.5%	0.6%	-2.6%

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended September 30, 2009 versus the quarter ended June 30, 2009:

	Q3 2009 compared to Q2 2009
	Revenues	Expenses	NOI
Southern California	-1.3%	4.8%	-4.2%
Northern California	-2.8%	4.5%	-6.4%
Seattle Metro	-3.9%	6.9%	-9.9%
Same-property average	-2.2%	5.1%	-5.8%

Same-property financial occupancies for the quarters ended are as follows:

	9/30/09	6/30/09	9/30/08
Southern California	96.6%	96.3%	95.4%
Northern California	97.6%	97.6%	97.7%
Seattle Metro	97.1%	96.8%	96.6%
Same-property average	97.0%	96.8%	96.3%

Dispositions

During the third quarter, the Company sold Spring Lake, a 69-unit community located in Seattle, Washington for $5.7 million.  The community was acquired in 1997.

Development

In July, development was completed on the 119-unit community Cielo, located in Chatsworth, California, owned by Essex Apartment Value Fund II, L.P. (“Fund II”).  The community is currently 62% leased, and stabilized operations are anticipated by the first quarter of 2010.

Studio 40-41, a 149-unit property owned by Fund II, located in Studio City, California is currently 88% leased.

During the quarter, framing, exterior masonry and roof construction were underway at Joule Broadway, a 295-unit development located in the Capital Hill neighborhood of Seattle. The community will feature views of downtown Seattle and Mount Rainier and will include 29,100 square feet of ground floor retail. Construction is expected to be completed in September 2010 and stabilized operations in May 2011.

The Company ceased further development efforts and recorded impairment charges totaling $6.7 million related to two land parcels consisting of Citiplace in San Diego, California and View Pointe in Newcastle, Washington.

Additional information pertaining to the location of all development projects, related costs and construction timelines can be found on page S-9 in the Company’s Supplemental Financial Information package.

Redevelopment

In the third quarter, the Company completed the exterior renovation of its 388-unit Foothill Commons community, located just minutes from downtown Bellevue, Washington.  Improvements to existing structures include new siding, roofing, windows and balcony railings.   In addition, the Company completed and leased 28 newly constructed apartment homes, which featured vaulted ceilings and washers and dryers.  The next phase of the Foothill Commons redevelopment project will include interior unit renovations with the installation of washers and dryers.  The total cost of the Foothill Commons project, including the addition of 28 new apartment homes and apartment interior renovation, is expected to be $36.3 million, of which $19.7 million has been expended.

Also in the third quarter, the Company completed the first phase of its redevelopment of Highridge Apartments, a 255-unit apartment community located in Ranchos Palos Verdes, California.  The first phase scope included window, balcony railing, landscaping and other replacements to the buildings with the greatest customer exposure.  The Highridge redevelopment was approved as a multi-phased project, the objective of which is to reduce near-term capital outlays while proceeding with the most visible and important improvements to the community.

Liquidity and Balance Sheet

Common Stock

During the third quarter, the Company issued 1,130,800 shares of common stock at an average price of $75.56 for $84.2 million, net of fees and commissions through the Company’s Controlled Equity Offering Program.  During 2009, the Company has issued 2,276,250 shares of common stock for $160.0 million, net of fees and commissions at an average price of $71.36, and repurchased 350,000 shares for $20.3 million at an average price of $57.89.

Series G Cumulative Convertible Preferred Stock

During the third quarter, the Company repurchased $81.9 million of its Series G Cumulative Convertible Preferred Stock, at a $23.9 million discount to its carrying value.  During 2009, the Company has repurchased substantially all the Series G stock at a $49.6 million discount to its carrying value.

Outperformance Plan

During the third quarter, the Company elected to cancel the Outperformance Plan (the “OPP”) for senior officers and non-employee directors and wrote-off $3.8 million in unamortized costs related to the OPP.

Mortgage Notes Payable

The Company, during the third quarter, obtained a fixed rate mortgage loan secured by Huntington Breakers totaling $40.5 million, at a fixed rate of 5.4% which matures in October 2019.  Also, the Company paid-off a $5.6 million mortgage loan secured by Mt. Sutro at a fixed rate of 7.7%.

Guidance

The Company increases its previous full year 2009 FFO Guidance of $6.20 to $6.40 per diluted share, to a range of $6.72 to $6.82 per diluted share.

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Wednesday, November 4, at 9:00 a.m. PDT (12:00 p.m. EDT), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407- 4018, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the third quarter earnings link.  To access the replay digitally, dial (877) 660-6853 using the Account Code - 3055 and the Conference ID - 334853. If you are unable to access the information via the Company’s website, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California, is a fully integrated real estate investment trust (“REIT”) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 133 apartment communities (27,221 units), and has 466 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to Essex’s calculation.

The following table sets forth the Company’s calculation of FFO for the three and nine months ended September 30, 2009 and 2008.

	Three Months Ended September 30,		Nine Months Ended September 30,
Funds from Operations (In thousands)	2009	2008	2009	2008
Net income available to common stockholders	$21,739	$11,421	$75,418	$34,945
Adjustments:
Depreciation and amortization	29,895	28,581	88,173	84,998
Gains not included in FFO, net of disposition costs	(2,237)	(46)	(5,091)	(46)
Noncontrolling interest and co-investments	1,394	2,134	6,097	6,448
Funds from Operations	$50,791	$42,090	$164,597	$126,345

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements under the caption “Guidance” with respect to 2009 FFO per diluted share, and statements and estimates set forth under the captions “Development” and “Redevelopment” and on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package regarding anticipated timing of the construction start, construction completion, initial occupancy, and stabilization of property developments and redevelopments.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2008.